Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adamas Pharmaceuticals, Inc. of our report dated February 23, 2021 relating to the financial statements, which appears in Adamas Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 23, 2021